Gibraltar Announces Governance Transition
Next Steps in Previously Announced Succession Plan; Lead Independent Director William Montague to Succeed Brian Lipke as Chairman on June 1, 2015
Buffalo, NY, January 5, 2015 - The board of directors of Gibraltar Industries (NASDAQ: ROCK) today announced the next step in a previously announced succession plan, that Brian Lipke will retire as Chairman and a Director on June 1, 2015. Lead Independent Director William Montague will be appointed as Chairman at that time. Mr. Lipke served as Gibraltar’s Chief Executive Officer from 1989 until January 1, 2015, when President and Chief Operating Officer Frank Heard was promoted to CEO and appointed to the board of directors.
“This governance transition reflects a thoughtful, future-focused succession planning process that the board has developed and executed during the past two years,” Lipke said. “As a result of this process, we will be entering a new governance era for the Company. By June 1, four outstanding individuals will have recently joined the Gibraltar board, replacing four veteran directors including myself. These new directors bring additional skills, experience and talent to the board that, in combination with existing board members and senior management, will help move the Company forward in its pursuit of new ways to generate shareholder value.”
William Montague has served as a Director of the Company since its Initial Public Offering in 1993, and has been Lead Independent Director since 2010. He served as Chief Executive Officer and Director of Mark IV Industries, Inc., a global manufacturer of engineered systems and components, from 2004 until his retirement in 2008. He also serves on the Board of Directors of Endo International plc and a private company, International Imaging Materials, Inc.
“On behalf of the entire board, I would like to express our gratitude to Brian Lipke for his more than 40 years of contributions to Gibraltar and for his leadership as Chairman and CEO during the past 23 years,” Montague said. “I look forward to working closely with Brian and continuing to benefit from his knowledge and experience as we prepare for his retirement over the next five months.”
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and low-rise commercial building markets, as well as industrial and transportation infrastructure markets. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across North America and Europe. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.
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Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com